Consent of Independent Registered Public Accounting Firm

The Board of Directors
Till Capital Ltd.:

We consent to the use of our auditors’ report dated February 20, 2014, with respect to the consolidated statement of financial position of Resource Holdings Ltd. as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2013 and for the period from August 20, 2012 (Date of Incorporation) to December 31, 2012, incorporated herein by reference.

“/s/ KPMG Audit Limited”

Chartered Professional Accountants
Hamilton, Bermuda
November 18, 2014